Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors:	For Media:
ImmunoGen, Inc.	Pure Communications, Inc.
Carol Hausner, 781-895-0600	Dan Budwick, 973-271-6085
info@immunogen.com

ImmunoGen, Inc. Reports First Quarter Fiscal Year 2015 Financial Results

— Conference Call Today at 8:00 am ET—

•                  Advancing pipeline of wholly owned therapeutic candidates: IMGN853 in initial evaluation of efficacy in treatment of targeted ovarian and endometrial cancers; new IMGN529 clinical data to be reported at ASH; dose-finding evaluation of IMGN289 ongoing; IMGN779 advancing towards IND submission in 2015.

•                  Kadcyla® sales exceed $150 million in Roche’s most recent quarter, with regulatory submissions for two more indications expected in 2015; eight other novel programs in clinic through partnerships, with number expected to increase markedly over the coming year; partner data presentations expected at ASH.

•                  Company reiterates previous guidance for 2015 fiscal year.

WALTHAM, MA, October 24, 2014 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops novel anticancer therapeutics using its antibody-drug conjugate (ADC) technology, today reported financial results for the three-month period ended September 30, 2014 — the first quarter of the Company’s 2015 fiscal year. ImmunoGen also provided an update on product programs and reiterated its guidance for its 2015 fiscal year.

“We are executing on our strategy of employing our ADC leadership to establish a pipeline of therapies that can make a meaningful difference for people with cancer,” commented Daniel Junius, President and CEO. “We are assessing our lead compound, IMGN853, specifically for the treatment of ovarian and endometrial cancers while concurrently evaluating a more frequent dosing schedule, to ensure we take the best schedule forward into more advanced testing. Dose finding is ongoing with both our IMGN529 for non-Hodgkin lymphoma and our IMGN289 for EGFR-positive cancers, with updated IMGN529 clinical findings accepted for presentation at ASH in December. And we are advancing our next novel agent, IMGN779, toward IND submission in 2015.”

Mr. Junius continued, “Additionally, we are entering a period with a marked increase in our anticipated partner events. This certainly includes the readouts from the next two Kadcyla Phase III trials — MARIANNE and GATSBY — as projected by Roche and, if positive, their registration submissions. It also includes several partner compounds advancing deeper into clinical testing plus a number of additional novel therapies entering the clinic, underscoring our leadership position in the field.”

ImmunoGen Wholly Owned Product Candidates

IMGN853 — a potential new treatment for many ovarian and endometrial cancers.

•                  IMGN853 is undergoing initial assessment of activity and safety in the treatment of folate receptor α (FRα)-positive platinum-resistant ovarian cancer and relapsed endometrial cancer. In this assessment, it is administered once every three weeks at its recommended Phase II dose (RP2D).

•                  ImmunoGen is also assessing a weekly dosing schedule, with dose finding ongoing. Company research indicates dosing IMGN853 on a more frequent basis should increase total drug exposure — and thus further enhance activity — while reducing peak exposures — and thus further improve tolerability.

•                  The Company intends to report comprehensive IMGN853 findings at a major medical conference in mid-2015.

IMGN529 — a potential new treatment for B-cell malignancies, including non-Hodgkin lymphoma (NHL).

•                  Dose-finding assessment with this CD37-targeting ADC is ongoing in NHL.

•                  Updated clinical findings will be reported at the American Society of Hematology (ASH) annual meeting in December 2014.

•                  The Company expects the RP2D of IMGN529 to be established and its evaluation in disease-specific patient populations to begin in 2015.

IMGN289 — a potential new treatment for EGFR-positive cancers, which include many head and neck, lung, breast, stomach and esophageal cancers.

•                  Phase I dose finding is ongoing.

•                  The Company intends to report initial IMGN289 clinical findings at a major medical conference in 2015.

IMGN779 — a potential new treatment for acute myeloid leukemia.

•                  Additional preclinical findings will be reported at ASH in December 2014.

•                  ImmunoGen expects to submit the Investigational New Drug (IND) application for IMGN779 in the second half of 2015.

Partner Compounds

Roche’s marketed product, Kadcyla (ado-trastuzumab emtansine), is the lead therapy utilizing ImmunoGen’s ADC technology.

•                  Sales — Roche reported global Kadcyla sales of 144 million CHF for its quarter ending September 30, 2014, comprising 70 million CHF in the US and 74 million CHF internationally. ImmunoGen receives and recognizes royalties on Kadcyla sales in the quarter after the quarter in which Roche records the sales.

•                  Roche expects the readout from its MARIANNE Phase III trial by the end of 2014 and results from its GATSBY Phase III trial in 2015. These assess Kadcyla for the first-line treatment of HER2-positive metastatic breast cancer and the second-line treatment of advanced HER2-positive gastric cancer, respectively. With positive results, Roche intends to submit in 2015 for marketing approval for these uses.

•                  Roche also has three Phase III trials underway assessing Kadcyla for early stage HER2-positive breast cancer — for neoadjuvant use (KRISTINE), adjuvant use (KAITLIN) and residual invasive disease (KATHERINE).

Over the past five years, the number compounds in the clinic through ImmunoGen partnerships has increased by over fifty percent; over the next 12-15 months, it is expected to increase substantially again.

•                  Numerous leading healthcare companies have partnered with ImmunoGen, including Amgen, Lilly, Novartis, Roche and Sanofi.

•                  Data presentations on partner compounds are expected at ASH.

Financial Results

For the Company’s quarter ended September 30, 2014 (1QFY2015), ImmunoGen reported a net loss of $22.3 million, or $0.26 per basic and diluted share, compared to a net loss of $11.2 million, or $0.13 per basic and diluted share, for the same quarter last year (1QFY2014).

Revenues for 1QFY2015 were $13.2 million, compared to $17.2 million for 1QFY2014. Revenues in the current period include $6.2 million of license and milestone fees, compared to $13.2 million in 1QFY2014. The current year fees include $4.0 million of cash milestone payments from Sanofi earned with the initiation of a Phase IIb trial for SAR650984 and a Phase I trial for SAR408701 and $1.8 million of amortization of an upfront license fee received from Sanofi in FY2014. The prior year fees include $7.8 million of amortization of an upfront license fee received from Lilly in FY2012 that was recognized in 1QFY2014 with Lilly taking a development and commercialization license in that quarter as well as a $5 million cash milestone payment from Roche earned in 1QFY2014 with the approval of Kadcyla in Japan.

Revenues in 1QFY2015 also include $4.2 million of royalty payments received from Roche in September 2014 for sales of Kadcyla during the three-month period ended June 30, 2014, compared to $2.1 million of royalty payments received in 1QFY2014. Additionally, 1QFY2015 revenues include $0.8 million of research and development support fees, compared to $2.0 million in such fees for 1QFY2014, and $2.0 million of clinical materials revenue, compared to minimal revenue for 1QFY2014. The level of research support and the number of batches of clinical materials produced and released to partners varies on a quarter-to-quarter basis.

Operating expenses in 1QFY2015 were $35.1 million, compared to $28.6 million in 1QFY2014. Operating expenses in 1QFY2015 include research and development expenses of $28.0 million, compared to $22.0 million in 1QFY2014. This change is primarily due to increased third-party costs related to the advancement of our internal products, increased costs associated with manufacturing clinical materials on behalf of our partners and increased personnel expenses, principally due to recent hiring. Operating expenses also include general and administrative expenses of $7.1 million in

1QFY2015, compared to $6.5 million in 1QFY2014. This increase is primarily due to increased personnel and patent expenses.

ImmunoGen had approximately $121.8 million in cash and cash equivalents as of September 30, 2014, compared with $142.3 million as of June 30, 2014, and had no debt outstanding in either period. Cash used in operations was $18.9 million in the first three months of FY2015, compared with $23.6 million in the same period in FY2014. Capital expenditures were $1.7 million and $0.6 million for the first three months of FY2015 and FY2014, respectively.

Financial Guidance for Fiscal Year 2015

ImmunoGen’s financial guidance remains unchanged from that issued in August 2014. ImmunoGen expects: its revenues to be between $100 million and $105 million; its operating expenses to be between $160 million and $165 million; its net loss to be between $60 million and $65 million; its cash used in operations to be between $55 million and $60 million; and its capital expenditures to be between $7 million and $9 million. Cash and marketable securities at June 30, 2015 are anticipated to be between $75 million and $85 million.

“We are investing in advancing and expanding our portfolio of novel therapies designed to make a meaningful difference for patients with cancer,” commented David Johnston, EVP and CFO. “This includes investment in the research, trials and clinical materials needed to advance our programs, and also in the human resources and expertise needed to take them successfully to and through future stages.”

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss the quarterly results. To access the live call by phone, dial 913-312-0384; the conference ID is 9325211. The call also may be accessed through the Investor Information section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through November 7, 2014.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s ADC technology uses tumor-targeting antibodies to deliver an ImmunoGen cell-killing agent specifically to cancer cells; the Company has also developed antibodies with anticancer activity of their own. The first product with ImmunoGen’s ADC technology is Roche’s Kadcyla. ImmunoGen has three wholly owned product candidates in clinical testing with additional compounds in clinical testing through the Company’s partnerships with Amgen, Bayer HealthCare, Biotest and Sanofi. More information about ImmunoGen can be found at www.immunogen.com.

Kadcyla® is a registered trademark of Genentech, a member of the Roche Group.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures in its 2015 fiscal year; its cash and marketable securities as of June 30, 2015; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,
	2014	2014
ASSETS

Cash and cash equivalents	$121,798	$142,261
Other assets	21,308	23,057

Total assets	$143,106	$165,318

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$39,774	$21,254
Long-term portion of deferred revenue and other long-term liabilities	44,361	68,365
Shareholders’ equity	58,971	75,699

Total liabilities and shareholders’ equity	$143,106	$165,318

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
	2014	2013

Revenues:
License and milestone fees	$6,234	$13,167
Royalty revenue	4,166	2,053
Research and development support	776	1,990
Clinical materials revenue	2,027	8

Total revenues	13,203	17,218

Expenses:
Research and development	28,018	22,029
General and administrative	7,095	6,526

Total operating expenses	35,113	28,555

Loss from operations	(21,910)	(11,337)

Other (expense) income, net	(372)	111

Net loss	$(22,282)	$(11,226)

Net loss per common share, basic and diluted	$(0.26)	$(0.13)

Weighted average common shares outstanding, basic and diluted	85,872	85,010